EXHIBIT 10.1

CONFIDENTIAL

EXHIBIT B TO MASTER SETTLEMENT AGREEMENT

TITO GAME MANUFACTURER LICENSE AGREEMENT

This TITO GAME MANUFACTURER LICENSE AGREEMENT (“Agreement”) is effective as of June 13, 2014 (“Effective Date”) and is by and between IGT, a Nevada corporation having a primary place of business at 6355 South Buffalo Drive, Las Vegas, Nevada 89113 (“IGT”) and Scientific Games Corporation, a Delaware corporation having a primary place of business at 750 Lexington Avenue, 25th Floor, New York, New York 10022 (“SGC” and together with its Affiliates, as defined infra, “Licensee”).  Each of IGT and SGC may be referred to in this Agreement individually as a “Party” or together as the “Parties.”

R E C I T A L S

A.                                    IGT has the authority to grant licenses under patents of others that cover what is commonly known in the industry as the ticket-in ticket-out cashless gaming system.

B.                                    As part of the terms and conditions of the Master Settlement Agreement by and between IGT, SGC, and WMS Gaming Inc. dated as of the Effective Date (“Settlement Agreement”), IGT and Licensee have agreed to enter into a license to the TITO Active Patents (as defined below) upon the terms and subject to the conditions of this Agreement.

A G R E E M E N T

The Parties agree as follows:

1.              INTERPRETATION

1.1                                    Definitions.  Capitalized terms used in this Agreement will have the meanings ascribed to them or referenced in Exhibit 1.

1.2                                    Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “shall” will be construed to have the same meaning and effect as the word “will” and vice versa; (vii) the word “any” will mean “any and all” unless otherwise indicated by context; (viii) the word

“or” means in the alternative or together, i.e., “and/or”; and (ix) the symbol $ means United States Dollars, and all monetary amounts referenced herein refer to United States Dollars.

2.              LICENSE GRANT

2.1                                    Grant From IGT To Licensee.  Subject to the terms and conditions of this Agreement, IGT grants to the Licensee a non-exclusive, non-transferable license, without the right to sublicense, under the TITO Active Patents, to make, have made, and further subject to a Licensee’s payment of License Fees, to use, offer to Place, Place, and have Placed, in the Territory, TITO Capable Gaming Machines or components thereof.

2.2                                    Notice to Customers.  SGC will and will cause each other Licensee to incorporate those conditions and limitations in Exhibit 2 either verbatim or verbatim with formatting changes in at least one of (i) a blanket acknowledgment generated after the Effective Date for signature by customers which is enforceable for so long as it is relied upon to satisfy this condition, or (ii) the Placement agreement associated with TITO Capable Gaming Machine Placed in the Territory generated after the Effective Date for signature for customers; provided however, that if Licensee previously obtained from that customer a signed blanket acknowledgement or signed agreement incorporating such blanket acknowledgement (which blanket agreement must be enforceable for so long as it is relied upon to satisfy this condition) pursuant to any of the Terminated License Agreements, then such blanket acknowledgement or agreement shall satisfy this requirement.

2.3                                    Reservation of Rights.  No license is granted under this Agreement for any copyright, trademark, trade dress, service mark, trade secret, know-how, or other non-Patent intellectual property, expressly, by implication, by estoppel or otherwise, by either Party under this Agreement even if the other Party requires such license to fully exploit any rights that have been expressly granted to such other Party under this Agreement.  Moreover, except as expressly set forth in this Article 2, neither Party grants any license or rights under any Patent owned by or otherwise licensable by such Party or any of its Affiliates, by implication, by estoppel or otherwise, even if the other Party or any of its Affiliates requires such license or rights to fully exploit any rights that have been expressly granted to such Party and its Affiliates under this Agreement.

3.              PAYMENTS; TITO CERTIFAST LICENSE TAGS; REPORTS

3.1                                    License Fee. Licensee will pay to IGT [*] (“License Fee”), subject to and in

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

accordance with Section 3.3 below, for each TITO Capable Gaming Machine to be Placed by or on behalf of Licensee in the Territory.

3.2                                    Procurement of License Tags.  Upon receipt of payment of each License Fee, IGT will issue to Licensee one TITO Certifast License Tag. [*]

3.2.1                                   Form of PO.  Licensee may use its form of purchase order commonly used by the Licensee in its business to place orders for TITO Certifast License Tags.  However, if Licensee orders using such form, then, despite IGT’s acceptance of the order, either in writing or by performance, none of the terms of such purchase order will be binding upon IGT except (a) the number of TITO Certifast License Tags ordered under this Agreement, (b) the corresponding License Fee, and (c) the delivery location.  NO PREPRINTED OR OTHER TERMS OF ANY SUCH ORDER FORM WILL APPLY (OTHER THAN THE TERMS OF THIS AGREEMENT, which are agreed by the Parties to be applicable to each and every order from Licensee).

3.2.2                                   No Invoices; Shipping Documentation.  IGT will not submit any invoice in response to any order for TITO Certifast License Tags placed by Licensee.  IGT will include in its shipping documentation for the TITO Certifast License Tags any purchase order number provided to IGT by Licensee for tracking purposes only.  The shipping documentation will also include (a) the quantity of TITO Certifast License Tags shipped, (b) the identification numbers of such TITO Certifast License Tags included and (c) the shipping destination and shipping method.  Other than the foregoing information, no preprinted or other terms of any such shipping documentation from IGT or its Affiliate will apply.

3.2.3                                   Multi-Player Gaming Machines.  For purposes of paying License Fees to obtain licenses and purchasing, issuing and reporting on TITO Certifast License Tags and TITO Existing Pre-paid License Tags under this Agreement, to the extent that any TITO Capable Gaming Machine Placed during the Term includes multiple player stations, each player station will be deemed a separate such machine and each player station requires its own TITO Certifast License Tag or TITO Existing Pre-paid License Tag to be licensed under this Agreement.

3.2.4                                   Delivery of TITO Certifast License Tags.  TITO Certifast License Tags will be shipped by IGT at the cost of IGT.  Risk of loss will remain with

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IGT until delivery to the final destination and Licensee’s acknowledgement of receipt of the delivery.  In the [*] of the Term, IGT will process orders and ship TITO Certifast License Tags  [*].

3.2.5                                   Quantity of TITO Certifast License Tags Received; Discrepancies.  Upon receipt of any shipment of TITO Certifast License Tags from IGT, Licensee will promptly verify the shipment received against the shipping documentation provided by IGT, including specifically, (a) the quantity of TITO Certifast License Tags and (b) the unique identifier of each TITO Certifast License Tag.  Within 10 business days after delivery, Licensee shall report any discrepancies.  If Licensee does not report any discrepancies within 10 business days after Licensee’s acknowledgement of receipt of the delivery, then the shipping documentation provided by IGT will be deemed accurate in all respects and not disputable, unless Licensee has reported any discrepancies.

3.3                                    Application of TITO License Tags.  SGC will and will cause each other Licensee to affix or caused to be affixed a TITO Certifast License Tag or a TITO Existing Pre-paid License Tag to each TITO Capable Gaming Machine Placed or to be Placed by or at the behest of a Licensee in the Territory during the Term.  No TITO license or TITO Certifast License Tag or TITO Existing Pre-paid License Tag shall be required including, but not limited to, for:

[*]

3.4                                    Unlicensed Gaming Machines.

3.4.1                                   [*]

3.4.2                                   [*]

3.4.3                                   [*]

3.5                                    Replacement of License Tags.  Each Licensee may return TITO Certifast License Tags and TITO Existing Pre-paid License Tags for replacement (but not refund) when damaged.  Each Licensee may also obtain replacement TITO Certifast License Tags and TITO Existing Pre-Paid License Tags in the event of a catastrophic loss such as a fire, flood, tornado, theft, natural disaster, or act of God if the Licensee identifies the serial numbers of the tags lost. Any TITO Capable Gaming Machine, to which any tag previously reported as being lost, is affixed is not licensed.  Licensee

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

may also obtain replacement TITO Certifast License Tag in the event that Licensee obtains used Gaming Machines without any TITO License Tag for which Licensee can prove, from the Gaming Machines’ serial numbers after cooperating with one another regarding their respective records, that License Fees were previously paid.

3.6                                    No Refunds.  All amounts paid by Licensee to IGT hereunder are non-refundable.  Without limiting the foregoing, if Licensee mistakenly or purposefully affixes a TITO Certifast License Tag or TITO Existing Pre-paid License Tag to a Gaming Machine that is not a TITO Capable Gaming Machine, Licensee is not entitled to a refund of the associated fee paid for such TITO License Tag but may return such TITO License Tag for replacement pursuant to Section 3.5.  Similarly, if Licensee purports to lose or destroy a TITO Certifast License Tag or TITO Existing Pre-paid License Tag, Licensee is not entitled to a refund or a free or discounted replacement for such lost or destroyed TITO License Tag but could be entitled to a replacement under Section 3.5.

4.              CHANGES TO LICENSEE’S ORGANIZATION; TRANSFERS AND ASSIGNMENTS

4.1                                    New Affiliates. If a Licensee acquires any other Person (by any means) after the Effective Date and such Person has its own license for the TITO Active Patents, then such Person will not be deemed an Affiliate of any Licensee (and so not a Licensee) for purposes of the license granted under Section 2.1 or the right to purchase TITO Certifast License Tags in this Agreement and shall continue to be bound by such Person’s own license agreement for the TITO Active Patents irrespective of the fact that the Person has been acquired by a Licensee.  If a Licensee forms or creates a new Person as a new wholly-owned subsidiary or acquires any other Person (by any means) which does not have its own license for the TITO Active Patents, then such new or acquired Person shall be deemed an Affiliate of the Licensee for the purposes of the license granted under Section 2.1 and the right to purchase TITO Certifast License Tags in this Agreement.

4.2                                    Mergers of Third Parties Into Licensee.  Upon a Licensee’s acquisition of a third party that has its own license for the TITO Active Patents by merger, consolidation or other transaction or series of related transactions wherein the separate existence of the third party ceases to exist, the license granted to the Licensee and the right to purchase TITO Certifast License Tags in this Agreement remain in effect for the Licensee after the closing of such transaction(s); provided, however, that such license and right to purchase do not extend to the product lines of the former third party.

4.3                                    Licensee Divestitures.  If SGC or another Licensee sells, assigns or otherwise transfers (in any manner by one transaction or a set of related transactions) either (i) a product line that includes TITO Capable Gaming Products to a Third Party without transferring an Affiliate of the Licensee to such Third Party or (ii) an Affiliate of the Licensee (so that the spun-off entity is no longer an Affiliate of the Licensee), then the license and right to purchase TITO Certifast License Tags for such product line or by such Affiliate of Licensee pursuant to this Agreement terminate on the date such Person is no longer a Affiliate, except for the license to those Gaming Machines Placed and affixed with a TITO License Tag while the Affiliate was an Affiliate of Licensee and otherwise in full compliance with this Agreement.  If SGC requests IGT in writing before or within 60 days following the closing of the transaction(s) implementing such sale, assignment or other transfer, then IGT will agree to a license agreement with such third party acquirer of the product line or the ex-Affiliate (as applicable) granting a license under the TITO Active Patents upon substantially the same terms as in this Agreement (including the License Fee);  provided, however, that the new license agreement will not contain a provision similar to this Section 4.3 and will be limited to the product line divested or product line(s) of the Affiliate divested, as applicable.

4.4                                    Assignments of This Agreement.  The Parties acknowledge that the terms, conditions and consideration for this Agreement were based on the unique characteristics of the specific Parties hereto, and therefore the Parties agree that neither Party may assign this Agreement, in whole or in part, to any Third Party, including in connection with the insolvency or bankruptcy of the Party or its Affiliate.  Any attempted assignment in derogation of the foregoing will be void.

4.5                                    Change of Control of SGC.  Upon a Change of Control of SGC, its license and right to purchase TITO Certifast License Tags hereunder will remain in effect; provided, however, that such license and right to purchase will be limited to the product lines offered by SGC and its Affiliates before the Change of Control.

5.              WARRANTIES AND DISCLAIMERS

5.1                                    Authority.  Each Party represents and warrants on behalf of itself and its Affiliates that it has full right, power, and authority to enter into this Agreement and this Agreement, once signed and delivered, will be enforceable against the Party in accordance with its terms.  Each Party further warrants that the individuals signing this Agreement have full authority and are duly authorized and empowered to execute on behalf of the Party and its Affiliates for which they are signing.  IGT further represents and warrants to Licensee that IGT has the full right, power and authority to grant the license under the TITO Active Patents upon the terms and conditions of this Agreement.

5.2                                    DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WHATSOEVER, EXPRESS, IMPLIED OR OTHERWISE.  WITHOUT LIMITING THE FOREGOING, IGT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY (A) AS TO THE SCOPE, COVERAGE, VALIDITY, OR ENFORCEABILITY OF ANY OF THE TITO PATENTS, OR (B) THAT ANY PRODUCT MADE OR SERVICE PERFORMED IN ACCORDANCE WITH ANY OF THE TITO PATENTS IS OR WILL BE FREE FROM THIRD PARTY INTELLECTUAL PROPERTY CLAIMS.  IGT DOES NOT HAVE ANY OBLIGATION TO PROSECUTE, MAINTAIN, NOT ABANDON, DEFEND AGAINST CHALLENGES TO OWNERSHIP,

INFRINGEMENT, VALIDITY OR ENFORCEABILITY, ENFORCE, LICENSE, NOT LICENSE, OR OTHERWISE EXPLOIT OR NOT EXPLOIT ANY TITO PATENT.

6.              TERM

6.1                                    Term.  This Agreement becomes effective on the Effective Date and, unless terminated sooner as provided in Section 6.2, will remain in effect until no Valid Claim remains in any of the TITO Patents, which will be not later than April 11, 2017.  The period that begins on the Effective Date and ends upon termination of this Agreement in its entirety is the “Term.”  This Agreement terminates with respect to each TITO Patent when such Patent no longer has any Valid Claim.

6.2                                    Termination.

6.2.1                                   Material Breach.  If a Licensee is in material breach of this Agreement and fails to cure such breach within 60 days after SGC receives written notice from IGT specifying such breach, IGT may terminate this Agreement immediately by notice to SGC; provided, however, that if after using commercially reasonable efforts such breach could not be cured by the Licensee within such 60 day period, the cure period shall be extended for an additional 90 days, provided such breach is capable of cure and the Licensee continues to diligently pursue such cure, unless otherwise agreed in writing by the Parties. Except for a breach of Section 9.2, IGT’s only remedies in the event of any such breach shall be termination and payment of any License Fees owed pursuant to Section 3.

6.2.2                                   Patent Challenges.  If a Licensee challenges or initiates a challenge, through any ex-parte or inter partes or other proceeding before any governmental authority, to the patentability, validity or unenforceability of any TITO Active Patent licensed under this Agreement, including through any opposition, cancellation, re-examination or other pre-grant or post-grant proceedings, or voluntarily aids any Third Party with any of the foregoing (excluding responses to discovery or other requests of or authorized or sanctioned by any governmental authority), IGT may terminate this Agreement immediately by notice to SGC.

6.3                                    Effects of Termination.

6.3.1                                   Pending TITO Certifast License Tag Orders.  If this Agreement is terminated for any reason between the time a License Fee is paid and the time Licensee has received TITO Certifast License Tags issued in response to that License Fee payment, IGT will cancel such order in whole or in part and refund to Licensee any License Fee paid by Licensee to IGT for the portion cancelled.

6.3.2                                   Rights Upon Termination.  Upon termination of this Agreement, the license granted under this Agreement for each TITO Capable Gaming

Machine that properly bears a TITO Certifast License Tag or TITO Existing Pre-paid License Tag will survive termination and remain in effect, provided that the License Fee, if applicable under Section 3, was paid.  All TITO Certifast License Tags and TITO Existing Pre-paid License Tags that have not yet been affixed to a Gaming Machine as of the time of termination must be returned to and received by IGT within 1 month after termination.

6.3.3                                   Survival.  All payments due before termination but not paid remain due and payable in accordance with their terms after termination.  Upon termination of this Agreement, the following provisions will remain in effect as applicable:  1, 2.2, 2.4, 3.2.3, 3.2.4, 3.2.5, 3.4.1, 3.6, 4, 5.2, 6.3, 7 and 9.

7.              REPORTS; RETENTION OF RECORDS; AUDITS

7.1                                    Quarterly Reports.  Within 45 days after the end of each calendar quarter during the Term, and once within 45 days after the end the calendar quarter in which the Term ends, SGC must provide, on behalf of itself and each other Licensee, a complete and accurate report, duly certified as such by an officer of SGC, that provides for each TITO Capable Gaming Machine bearing either a TITO Certifast License Tag or TITO Existing Pre-paid License Tag and Placed by or on behalf of a Licensee in the Territory during the preceding calendar quarter, of the information required to be completed on Schedule 7.1.

7.2                                    Records.  SGC will keep, or will cause each Licensee to keep, for the Term of this Agreement and for [*] year after expiration of the Term, the documents sufficient to show the information reported or required to be reported pursuant to the quarterly reports required pursuant to Section 7.1 and any information specifically required to be presented during an audit pursuant to Section 7.3 (all of the foregoing, collectively, “Records”).  No Licensee shall have any obligation to maintain or permit IGT to examine any Records more than once for any quarterly report unless in connection with a civil action filed by IGT against a Licensee.  No Licensee shall have any obligation to create or keep any Records created prior to commencement of the Term and shall have no obligation to create any Records after the Term.

7.3                                    Audits of Licensee.

7.3.1                                   Auditors; Frequency of Audits; Audited Information.  IGT will have the limited right, after providing 60 days advance written notice, to use an external auditor approved by SGC (such approval not to be unreasonably withheld), such as McGladrey LLP, to conduct a limited audit of each Licensee [*] during the Term and [*] after the Term.  [*] shall not be used

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

for any such audit.  In any such limited audit, SGC will and will cause each such other Licensee to identify for each Gaming Machine that was Placed by the Licensee in the Territory during the applicable time period within the Term: (a) the tag number (if applicable), (b) the date of Placement, (c) the Gaming Operator or third-party distributor to whom the Gaming Machine was provided, and (d) the model and serial number of the Gaming Machine.  [*]

7.3.2                                   Cooperation and Arrangements.  After at least 60 days advance written notice by IGT of its intent to conduct an audit of a Licensee, SGC will or will cause the Licensee to provide to IGT’s auditors the Records during reasonable business hours on dates mutually agreed between Licensee and IGT that do not interfere with Licensee’s public reporting and financial closing processes. Such notice will indicate the period to be audited, the name and contact information for the lead auditor of the external auditor, and the scope for the audit. The auditor will only disclose to IGT information necessary for IGT to determine that License Fees were paid for TITO Capable Gaming Machines Placed in the Territory during the Term consistent with Section 3.

7.3.3                                   Audit Fees.  [*] shall bear the cost of any audit that [*] including, but not limited to, any field audit.

7.4                                    Audits of Gaming Machines at Gaming Operators.  IGT may, [*], perform a field audit of TITO Capable Gaming Machines located at Gaming Operators in the Territory.  IGT may approach each Gaming Operator independently of, and without any notice to, Licensee.

8.              REGULATORY LICENSES, APPROVALS AND COMPLIANCE

8.1                                    Performance.  Performance of this Agreement is contingent on any necessary initial and continuing licenses and approvals from any regulatory authorities having jurisdiction over the Parties or the subject matter of this Agreement.

8.2                                    Approvals.  Each Party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals, if any, necessary for that Party to perform under this Agreement.  Each Party shall diligently pursue its applications and pay all associated costs and fees for its application, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with each Party, their Affiliates, or this Agreement.  If any license or approval necessary for a Party or their Affiliate to perform under this

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Agreement is denied, suspended or revoked, this Agreement may be terminated by the other Party for cause pursuant to Section 6.2.1 hereof; provided, however, that if the denial, suspension or revocation affects performance of the Agreement in part only, the Parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

8.3                                    Compliance.  IGT, SGC and their Affiliates conduct business in a highly regulated industry under privileged licenses issued by lottery and gaming regulatory authorities both domestic and international.  IGT and SGC maintain compliance programs that have been established to protect and preserve the name, reputation, integrity, and good will of IGT, SGC, and their Affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  Performance of this Agreement is contingent upon the following:

8.3.1                                   Regulatory Agency Approval.  Both IGT and SGC agree to cooperate with requests, inquiries, or investigations of any lottery or gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to gaming regulatory agencies that would otherwise be considered confidential under other sections of this Agreement.

8.3.2                                   Compliance Committee Approval.  Each of IGT and SGC have previously completed due diligence background investigations of the other and received approval of the other Party’s compliance committee or compliance officer. This Agreement is contingent on continued compliance approval. If either Party receives a written or oral opinion, recommendation or indication from a lottery or gaming regulatory authority (including a representative thereof) or if the Party determines, based upon facts and  evidence that would reasonably be accepted by a lottery or gaming regulatory authorities or other licensed gaming entities, that continuation of this Agreement would jeopardize the gaming licenses, permits or status of that Party or any of its Affiliates with any lottery or gaming regulatory authority or similar law enforcement authority (“Regulatory Development”), if  reasonable and appropriate, the Party receiving such notice may provide notice to the other Party of the Regulatory Development, including details of the opinion, recommendation, indication or asserted facts (to the extent known), providing a reasonable timeframe to that party to comment on or take action to cure the basis for such Regulatory Development.  If such Regulatory Development is not cured to the other Party’s satisfaction, such that a reasonable risk remains that jeopardizes the status of the first party with any lottery or gaming regulatory authority, said Party may terminate such portion of this Agreement which would cure the Regulatory Development (leaving the remainder of this Agreement in force and effect) or, if necessary to cure the Regulatory Development, terminate the entire Agreement.

8.3.3                                   Background Checks.  Any transfer, assignment or Change of Control of any Licensee that would be permitted in accordance with Article 4 is further conditioned upon the successful completion of a background due diligence investigation of the transferee/assignee/acquiror prior to the transfer, assignment or Change of Control.

9.              GENERAL

9.1                                    Not Confidential.  The existence of this Agreement, its Parties and its application to the Licensees, the identity of the TITO Patents, and the fact that IGT will receive monetary compensation for TITO Certifast License Tags (but not the License Fee to be charged for TITO Certifast License Tags), are not confidential.  It is understood that each Licensee may identify the License Fee to Gaming Operators and distributors as a separate charge that appears as a line item on an invoice.

9.2                                    Confidentiality.  Except as set forth in Section 9.1 above, all terms and conditions in this Agreement and the information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) pursuant to and in the course of negotiating this Agreement will be kept in confidence by Recipient, and will not be disclosed to any other Person, except:  (a) with prior written consent of the Discloser, (b) as necessary for resolution of disputes arising under the Settlement Agreement or this Agreement, provided, however that the disclosing Party uses reasonable efforts to maintain the confidentiality hereof, including by seeking and allowing each of the other Parties the opportunity to seek a protective order; (c) as required by applicable law, regulation, decree or order of any governmental authority, provided, however that the disclosing Party uses reasonable efforts to maintain the confidentiality hereof, including by redaction or filing under seal as available by law; (d) as necessary or appropriate for reporting to the Securities and Exchange Commission, provided, however that the disclosing Party uses reasonable efforts to maintain the confidentiality hereof, including by redaction or filing under seal as available by applicable regulations, (e) to its Affiliates and its and their respective representatives, shareholders, members, trustees, officers, directors, employees, agents, attorneys, tax advisors, auditors, partners, divisions, parents, and actual and potential lenders, in each case on a need-to-know basis and under an obligation of confidentiality that prohibits all further disclosure or further disclosure on terms at least as strict as those of this provision, (f) under confidentiality to a Person that has a bona fide intent to engage in a merger with Recipient, a purchase or other transfer of all or substantially all of the assets of the Recipient, a Change of Control of Recipient, any other transaction described in and that would be permitted under Article 4, or the assignment, sale or other transfer of any Patents that (at the time of the assignment, sale or other transfer) are subject to the licenses granted or other obligations in this Agreement.  The terms and conditions of this Agreement, including the License Fee under Section 3.1 but subject to the provision of Section 9.1, is deemed the Confidential Information of both Parties for which each Party is the Discloser (and the other Party the Recipient).

9.3                                    Independent Contractors.  The relationship between the Parties under this Agreement is one of independent contractors.  Nothing in this Agreement will be construed or interpreted to create a relationship between the Parties of partner, joint venturer, principal and agent, or employer and employee.

9.4                                    Third Party Beneficiaries; Affiliates.  The rights set forth in this Agreement are for the sole benefit of the Parties and their respective Affiliates and not for the benefit of any other Person.  Each Party is responsible for the actions and inactions of each of its Affiliates as if each such Affiliates were a Party.  Any action taken or inaction not taken by an Affiliate of a Party that would be a breach of this Agreement, if taken or not taken by such Party, is a breach of this Agreement by such Party.

9.5                                    Amendment; Waiver.  No amendment or waiver of any term or condition of this Agreement will be valid or binding on a Party unless the same has been mutually assented to in writing by the Parties.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a past, present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every provision thereafter.

9.6                                    Governing Law and Choice of Forum.  This Agreement will be governed, interpreted and construed in accordance with the laws of the State of Nevada, USA (without regard to its conflict of law principles). Each Party agrees that, in regard to this Agreement, personal jurisdiction and venue will be proper in the state and federal courts situated in Reno, Nevada, U.S.A. and that any litigated dispute relating to this Agreement will be conducted solely in such courts and any appellate courts with jurisdiction over the litigated dispute.  Each of the Parties hereby irrevocably submits with regard to any action or proceeding arising out of or related to this Agreement, generally and unconditionally, to the exclusive jurisdiction of such courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the foregoing courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Furthermore, each of the Parties hereby irrevocably waives, and agrees not to demand, a trial by jury for any action or proceeding arising out of or related to this Agreement.  For the avoidance of any doubt, this Governing Law and Choice of Forum provision shall not apply to any claim outside the scope of this Agreement.  The law and forum for any other claim will be determined as if this provision in this Agreement does not exist.

9.7                                    Severability.  If any provision of this Agreement is found or held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation will save such provision, it will be severed from the remainder of this Agreement, as appropriate.  The remainder of this Agreement will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by a Party.  In such event, the Parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement, as appropriate.

9.8                                    Use of IGT’s Name.  SGC will not and will cause each other Licensee not to use the name of IGT in publicity, advertising or similar activity in connection with this Agreement (except as it appears on any TITO Certifast License Tags, TITO Existing Pre-paid License Tags, or the notice required under Section 2.3) without obtaining the prior written consent to IGT.

9.9                                    Entire Agreement.  This Agreement, including any exhibits, schedules and other attachments referred to in this Agreement, each of which is incorporated herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof.  There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein with respect to the subject matter of this Agreement.  Except for the Settlement Agreement, this Agreement supersedes all prior or contemporaneous agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter contained in this Agreement.

9.10                             Counterparts.  This Agreement may be signed in counterparts, including by facsimile, each of which will be deemed an original and which will together constitute one Agreement.

9.11                             Notice.  Any notice, communication, consent, approval, request, waiver or statement given, made or provided for under this Agreement will be in writing and deemed to have been duly given when (i) personally delivered or mailed by pre-paid certified or express mail service of the United States postal service, by Federal Express or similar overnight delivery service, with acknowledgement of receipt, fees prepaid, to IGT at the addresses below or to Licensee at the address(es) set forth below, or (ii) sent by fax, with an original sent within twenty-four (24) hours by an overnight delivery service with next day delivery to the address(es) set forth below.  Further, courtesy copies of any such notice shall be sent via email pursuant to this paragraph.

To IGT:

International Game Technology

6355 South Buffalo Drive

Las Vegas, Nevada 89113

Fax:  702.669.7904

Email:  paul.gracey@igt.com

To Licensee:

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

Attention:  Andrew Tomback

Fax:  212.754.2463

Email:  Andrew.Tomback@scientificgames.com

Copies to:

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

Attention:  Jack Sarno

Email:  Jack.Sarno@scientificgames.com

WMS Gaming, Inc.

3401 North California Ave.

Chicago Illinois 60618

Vice President, Patents

Attention:  Michael J. Blankstein

Fax: 773.961.1237

Email:  mblankst@wms.com

<signature page follows>

The Parties indicate their agreement to the terms and conditions of this Agreement as set forth above by the signatures of their duly authorized representatives below:

IGT

By:	/s/ David Berdan

Name:	David Berdan

Title:	Vice President Legal and Deputy General Counsel

Date:	6/13/14

Scientific Games Corporation

By:	/s/ Andrew Tomback

Name:	Andrew Tomback

Title:	General Counsel

Date:	6/13/2014

Schedule 2.1
TITO Patents

INVENTOR	US PATENT NO.	ISSUE DATE	TITLE

Dickinson, et al.	5,265,874	11/30/1993	Cashless Gaming Apparatus Method

Bittner, et al.	5,290,033	03/01/1993	Gaming Machine and Coupons

Raven, et al.	5,429,361	7/4/1995	Gaming machine information, communication and display system

LeStrange, et al.	5,470,079	11/28/1995	Game machine accounting and monitoring system

Burns, et al.	6,048,269 *	4/11/2000	Coinless Slot Machine System and Method

Burns, et al.	6,729,957	5/4/2004	Gaming method and host computer with ticket-in/ticket-out capability

Burns, et al.	6,729,958	5/4/2004	Gaming system with ticket-in/ticket-out capability

Burns, et al.	6,736,725	5/18/2004	Gaming method and host computer with ticket-in/ticket-out capability

Burns, et al.	7,275,991	10/02/2007	Slot machine with ticket-in/ticket-out capability

* Last to expire of all TITO Patents.  As of the Effective Date, all TITO Patents in the United States and Canada have expired except:  U.S. Patent No. 6,048,269 (expires April 11, 2017) and Canadian Patent No. 2151990 (expires June 16, 2015).

CONFIDENTIAL

Schedule 7.1
Quarterly License Tag and Gaming Machine Report

Date of Report:  [insert date]

Reporting Period:  [identify calendar quarter]

I.                                        Tags In Possession Not Yet Applied to a Gaming Machine (at the end of the Reporting Period)

Quantity of TITO Certifast License Tags and TITO Existing Pre-Paid License Tags:

•                  Not Yet Applied to a Gaming Machine: __________

•                  Applied to a Gaming Machine, but Not Yet Shipped: _______

Serial Numbers of Such TITO Certifast License Tags and TITO Existing Pre-Paid License Tags:

II.                                   Tags Applied to a Gaming Machine for Placement in the Territory (during Reporting Period)

Model Id. of Machine	Serial No. of Machine	Serial No. of License Tag Applied to Machine (if applicable)	Gaming Operator at which Gaming Machine was Placed or, if not known, then Location to which Gaming Machine was Shipped (such as distributor)

CONFIDENTIAL

Exhibit 1:  Definitions

1.1                               “Affiliate” means, with respect to a first Person, any other Person that, as of the Effective Date (but not after the Effective Date except as provided in Section 4.1) controls, is controlled by or is under common control with the first Person, but only for so long as such control exists.  A Person automatically will be deemed to control another Person if such first Person, as of the Effective Date (except as provided in Section 4.1), owns, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock, or general partnership interest of such other Person.  A Person automatically will be deemed to be under common control with another Person if, as of the Effective Date (except as provided in Section 4.1), more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest of the two Persons are directly or indirectly owned by the same Person or group of Persons.  As of the Effective Date, WMS Gaming Inc. and SGC are Affiliates of one another.

1.2                               “Agreement” is defined in the preamble.

1.3                               “Cashless Gaming System” means a system employing tickets, coupons, tokens, cards or other instruments of identification to add credits or funds to or from a Gaming Machine in order to eliminate or reduce the use of government issued bills and/or coins, as described in the TITO Patents.

1.4                               “Discloser” is defined in Section 9.2.

1.5                               “Effective Date” is defined in the preamble.

1.6                               “Gaming Machine” means, (i) slot machines such as those described in NRS 463.0155, .0191, as well as all other gaming devices such as those described in all other relevant provisions of the Nevada Gaming Control Act (NRS Chapter 463), and comparable provisions of other jurisdictions where such machines, devices and terminals are legal, and (ii) other gaming devices including without limitation video lottery terminals, class II and class III machines as defined by statutes or regulations in other jurisdictions.

1.7                               “Gaming Operator” means a legally licensed gaming establishment at or to which Gaming Machines are played, excluding any regulatory agency or regulatory function for such Gaming Operator.

1.8                               “IGT” is defined in the preamble.

1.9                               “Licensee” is defined in the preamble.

1.10                        “Party” and “Parties” are defined in the preamble.

1.11                        “Person” means any natural person, corporation, limited liability company, association, company, governmental authority, partnership or other legal entity.

1.12                        “Place” means any sale, installation, lease, revenue participation, non-TITO to TITO-capable conversion or combination of any of the foregoing of a TITO Capable Gaming Machine to or at a Gaming Operator or distributor.  Sales or delivery of used TITO Capable Gaming Machines for parts or scrap shall not be considered to fall within the definition of “Place” or “Placed.”

1.13                        “Recipient” is defined in Section 9.2.

1.14                        “Records” is defined in Section 7.2.

1.15                        “Regulatory Development” is defined in Section 8.3.2.

1.16                        “Taxes” is defined in Section 3.7.

1.17                        “Term” is defined in Section 6.1.

1.18                        “Terminated License Agreements” means Cashless License Agreement between Anchor Gaming and WMS Gaming, Inc. dated September 18, 2000 and the Game Manufacturer Cashless License Agreement between IGT and Licensee dated 12 November 2012 together with that Game Manufacturer Cashless License Agreement between IGT and WMS Gaming, Inc. dated 1 October 2006, as amended.

1.19                        “Territory” means [*].

1.20                        “Third Party” means any Person that is not a Party.

1.21                        “TITO Active Patent” means any of the TITO Patents that has at least one Valid Claim at the time in question.

1.22                        “TITO Capable Gaming Machine” means a Gaming Machine that either alone or in connection with a Cashless Gaming System would, absent a license under this Agreement infringe one or more Valid Claims of an TITO Active Patent, [*].

1.23                        “TITO Certifast License Tag” means a physical tag ordered by Licensee and issued by IGT pursuant to Article 3 of this Agreement for attachment by Licensee to the outside of a TITO Capable Gaming Machine.

1.24                        “TITO Existing Pre-paid License Tag” means a physical tag that (a) was acquired by Licensee under any of the Terminated License Agreements by payment of the associated license fee before shipment of the tag from IGT and (b) is, on the Effective Date, in the possession or control of Licensee, whether or not affixed to a Gaming Machine.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.25                        “TITO License Tag” means any TITO Certifast License Tag or TITO Existing Pre-paid License Tag or any tag acquired from IGT under any of the Terminated License Agreements.

1.26                        “TITO Patent” means any of the patents listed on Schedule 2.1.

1.27                        “Valid Claim” means any claim of an issued, unexpired patent that has not been permanently declared invalid or unenforceable by a governmental authority of competent jurisdiction.

CONFIDENTIAL

Exhibit 2
Notice to Customers re Cashless Gaming Systems

Each gaming machine obtained  hereunder with cashless capability (a “Licensed Cashless Gaming Machine”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 6,048,269; 5,429,361; 5,470,079; 6,729,957; 6,729,958; 6,736,725 and 7,275,991, as well as any continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts thereof, in each case to the extent not expired.  Any use of a Cashless Gaming Machine constitutes your acknowledgment of, and agreement to, the following “Limited License”:

1.                                      Licensed Cashless Gaming Machine License Rights.  Licensed Cashless Gaming Machines are licensed for use solely (i) in connection with a cashless gaming system that is separately licensed under these patents (a “Licensed Cashless Gaming System”) or (ii) on a stand-alone basis (not connected to a cashless gaming system). The use of a Licensed Cashless Gaming Machine with an unlicensed gaming system that has cashless capability is an unlicensed use.

2.                                      Other License Limitations.  Each Limited License is expressly limited to the original Licensed Cashless Gaming Machine (i.e., one serial number per license).  A license may not be transferred from one gaming machine to another.  Any unauthorized transfer voids this license.